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                           March 21, 2022

       Jana Litsey
       General Counsel
       Huntington Bancshares Incorporated
       41 South High Street
       Columbus, Ohio 43287

                                                        Re: Huntington
Bancshares Incorporated
                                                            Registration
Statement on Form S-4
                                                            Filed on March 14,
2022
                                                            File No. 333-263547

       Dear Ms. Litsey:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact
Christopher Wall at 202-551-4162 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance